Exhibit 10.19
MEDQUIST INC.
EXECUTIVE DEFERRED COMPENSATION PLAN
Originally Effective January 1, 2001
Amended and Restated Effective November 15, 2001

ARTICLE 1
PURPOSE
          In recognition of the services provided by certain key employees, the Board of Directors of MedQuist Inc. hereby adopts the MedQuist Inc. Executive Deferred Compensation Plan to make additional retirement benefits and increased financial security available on a tax-favored basis to those individuals.
ARTICLE 2
DEFINITIONS
          “Affiliate” means (a) any firm, partnership, or corporation that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with MedQuist Inc. and (b) any other organization similarly related to MedQuist Inc. that is designated as such by the Board.
          “Beneficiary” means the person or persons designated as such in accordance with Section 12.3.
          “Board” means the Board of Directors of MedQuist Inc.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Committee” means the MedQuist Inc. Compensation Committee.
          “Company” means MedQuist Inc. and each such subsidiary, division or Affiliate identified in Appendix A as may from time to time participate in the Plan by or pursuant to authorization of the Board and the board of directors of such subsidiary, division or Affiliate.
          “Compensation” means, for any Eligible Employee, for any Plan Year, the Participant’s total taxable income received from the Company with respect to such Plan Year, including, but not limited to, base earnings, regular bonuses, commissions and overtime, plus pre-tax contributions and elective contributions that are not includible in gross income under section 125, 402(a)(8) or 402(h) of the Code, and excluding income recognized in connection with stock-related options and payments, reimbursements and other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation and welfare benefits, as determined pursuant to guidelines established and revised by the Plan Administrator from time to time and communicated to Eligible Employees.
     “Tier 1 Compensation” means the amount of a Participant’s Compensation to the Social Security Wage Base for the Plan Year of determination.
     “Tier 2 Compensation” means the amount of the Participant’s Compensation in excess of the Social Security Wage Base and up to Tier 3 Compensation.

          “Tier 3 Compensation” means the excess of the Participant’s Compensation over the compensation limit of section 401(a)(17) of the Code, as in effect from time to time.
          “Compensation Deferral” means that portion of Compensation as to which a Participant has made an annual election to defer receipt until the date specified under the In-Service Distribution Option or the Retirement Distribution Option.
          “Disability” means a disability of an Employee which renders such Employee unable to perform the full extent of his duties and responsibilities by reason of his illness or incapacity which would entitle that Employee to receive Social Security Disability Income under the Social Security Act, as amended, and the regulations promulgated thereunder. “Disabled” means having a Disability. The determination of whether a Participant is Disabled shall be made by the Plan Administrator, whose determination shall be conclusive; provided that ,
          (a) if a Participant is bound by the terms of an employment agreement between the Participant and the Employer, whether the Participant is “Disabled” for purposes of the Plan shall be determined in accordance with the procedures set forth in said employment agreement, if such procedures are therein provided; and
          (b) a Participant bound by such an employment agreement shall not be determined to be Disabled under the Plan any earlier than he would be determined to be disabled under his employment agreement.
          “Distribution Option” means the two distribution options which are available under the Plan, consisting of the Retirement Distribution Option and the In-Service Distribution Option.
          “Distribution Option Account(s)” means, with respect to a Participant, the Retirement Distribution Account and/or the In-Service Distribution Account established on the books of account of the Company, pursuant to Section 5.1, for each Distribution Option Period.
          “Distribution Option Period” means, in general, a period for which an Eligible Employee elects, in the Enrollment Agreement, the time and manner of payment of amounts credited to the Eligible Employee’s In-Service Distribution Option Account for such period. The first Distribution Option Period shall apply with respect to deferrals of Compensation credited from January 1, 2001 to December 31, 2005. Thereafter, a new Distribution Option Period will begin every five years.
          “Earnings Crediting Options” means the deemed investment options selected by the Participant from time to time pursuant to which deemed earnings are credited to the Participant’s Distribution Option Accounts.
          “Eligible Employee” means an Employee who is a member of a group of selected management and/or highly compensated Employees of the Company and who is designated by the Plan Administrator as eligible to participate in the Plan.

          “Employee” means any individual employed by the Company on a regular, full-time basis (in accordance with the personnel policies and practices of the Company), including citizens of the United States employed outside of their home country and resident aliens employed in the United States; provided, however, that to qualify as an “Employee” for purposes of the Plan, the individual must be a member of a group of “key management or other highly compensated employees” within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended; provided further, that individuals who are not on an employee payroll of the Company or who have entered into an agreement with the Company which excludes them from participation in the Plan shall not be eligible to participate in the Plan.
          “Employer” means MedQuist Inc. and its Affiliates.
          “Enrollment Agreement” means the authorization form which an Eligible Employee files with the Plan Administrator to participate in the Plan.
          “In-Service Distribution Account” means the Account maintained for a Participant for each Distribution Option Period to which Compensation Deferrals are credited pursuant to the In-Service Distribution Option.
          “In-Service Distribution Option” means the Distribution Option pursuant to which benefits are payable in accordance with Section 7.2.
          “Matching Contributions” are contributions credited to the Participant’s Retirement Distribution Account by the Company pursuant to Section 4.3.
          “Participant” means an Eligible Employee who has filed a completed and executed Enrollment Agreement with the Plan Administrator or its designee and is participating in the Plan in accordance with the provisions of Article 4. In the event of the death or incompetency of a Participant, the term shall mean his personal representative or guardian. An individual shall remain a Participant until that individual has received full distribution of any amount credited to the Participant’s Distribution Option Account(s).
          “Plan” means the MedQuist Inc. Executive Deferred Compensation Plan, as amended from time to time.
          “Plan Administrator” means the Committee.
          “Plan Year” means the 12-month period beginning on each January 1 and ending on the following December 31.
          “Retirement” means the termination of the Participant’s Service with the Employer (for reasons other than death) at or after age 55.
          “Retirement Distribution Account” means the Account maintained for a Participant to which Compensation Deferrals and Matching Contributions are credited pursuant to the Retirement Distribution Option.

          “Retirement Distribution Option” means the Distribution Option pursuant to which benefits are payable in accordance with Section 7.1.
          “Service” means the period of time during which an employment relationship exists between an Employee and the Company, including any period during which the Employee is on an approved leave of absence, whether paid or unpaid. “Service” also includes employment with an Affiliate if an Employee transfers directly between the Company and the Affiliate.
          “Termination Date” means the date of termination of a Participant’s Service with the Employer, determined without reference to any compensation continuing arrangement or severance benefit arrangement that may be applicable.
ARTICLE 3
ADMINISTRATION OF THE PLAN AND DISCRETION
          3.1. The Committee, as Plan Administrator, shall have full power and authority to interpret the Plan, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan and to make any other determinations and to take any other such actions as it deems necessary or advisable in carrying out its duties under the Plan. All action taken by the Plan Administrator arising out of, or in connection with, the administration of the Plan or any rules adopted thereunder, shall, in each case, lie within its sole discretion, and shall be final, conclusive and binding upon the Company, the Board, all Employees, all Beneficiaries of Employees and all persons and entities having an interest therein. The Committee, may, however, delegate to any person or entity any of its powers or duties under the Plan. To the extent of any such delegation, the delegate shall become the Plan Administrator responsible for administration of the Plan, and references to the Plan Administrator shall apply instead to the delegate. Any action by the Committee assigning any of its responsibilities to specific persons who are all trustees, officers, or employees of the Company shall not constitute delegation of the Committee’s responsibility but rather shall be treated as the manner in which the Committee has determined internally to discharge such responsibility.
          3.2. The Plan Administrator shall serve without compensation for its services unless otherwise determined by the Board. All expenses of administering the Plan shall be paid by the Company.
          3.3. The Company shall indemnify and hold harmless the Plan Administrator from any and all claims, losses, damages, expenses (including counsel fees) and liability (including any amounts paid in settlement of any claim or any other matter with the consent of the Board) arising from any act or omission of such member, except when the same is due to gross negligence or willful misconduct.
          3.4. Any decisions, actions or interpretations to be made under the Plan by the Company, the Board or the Plan Administrator shall be made in its respective sole discretion, not as a fiduciary and need not be uniformly applied to similarly situated individuals and shall be final, binding and conclusive on all persons interested in the Plan.
ARTICLE 4
PARTICIPATION
     4.1. Election to Participate.
               (a) Timing of Election to Participate. Any Eligible Employee may enroll in the Plan effective as of the first day of a Plan Year by filing a completed and fully executed Enrollment Agreement with the Plan Administrator by a date set by the Plan Administrator.
                    (i) Base Salary. With respect to the deferral of Compensation that is classified as base salary by the Company, an executed Enrollment Agreement must be filed by December 31 of the Plan Year preceding the Plan Year in which such base salary is to be earned, or such earlier time as may be established by the Plan Administrator.
                    (ii) Bonus — General. With respect to the deferral of Compensation that is classified by the Company as bonus, an executed Enrollment Agreement must be filed by June 30 of the Plan Year in which such bonus is earned, or such earlier time as may be established by the Plan Administrator.
                    (iii) Bonus — 2001 Plan Year. For the Plan Year commencing on January 1, 2001, an executed Enrollment Agreement must be submitted by December 31, 2000 and shall be effective for bonuses earned in 2000 and payable in January 2001.
                    (iv) Bonus — 2002 Plan Year. For the Plan Year commencing on January 1, 2002, an executed Enrollment Agreement must be submitted by November 30, 2001 and shall be effective for bonuses earned in 2001 and payable in January 2002.
                    (v) Revocation of Election. Once each Plan Year, a Participant may cancel his deferral election with respect to Compensation that is classified by the Company as base salary, provided that such cancellation is communicated to the Company in writing and shall be effective for all base salary earned for the remainder of the Plan Year. Elections with respect to bonuses are irrevocable.
               (b) Amount of Deferral.
                    (i) Maximum Deferral. Pursuant to said Enrollment Agreement, the Eligible Employee shall irrevocably elect the percentages by which (as a result of payroll deduction) an amount equal to any whole percentage of the Participant’s Compensation, up to 15 percent of base salary (or such other maximum percentage as may be approved by the Plan Administrator and communicated to Participants) and 90 percent of bonus (or such other maximum percentage as may be approved by the Plan Administrator and communicated to Participants) will be deferred; provided however, that deferrals will be made after required non-deferrable payroll tax deductions and any deductions elected by the Participant (including, but not limited to, deductions for payment of health insurance premiums).
                    (ii) Minimum Deferral. The Plan Administrator may establish minimum amounts that may be deferred under this Section 4.1 and may change such standards from time to time. Any such limit shall be communicated by the Plan Administrator to the Participants prior to the commencement of a Plan Year.
                    (iii) Deferrals by Compensation Tier. Participants may elect to defer separate percentages of Compensation, based on whether the Compensation is Tier 1 Compensation, Tier 2 Compensation, or Tier 3 Compensation.
               (c) Accounts to Which Amounts Credited. Pursuant to said Enrollment Agreement, the Eligible Employee shall elect the Distribution Option Accounts to which such amounts will be credited, and shall provide such other information as the Plan Administrator shall require.
               (d) Form of Distribution from Accounts. The first Enrollment Agreement filed by an Eligible Employee during any Distribution Option Period must also set forth the Participant’s election as to the time and manner of distribution from the Retirement Distribution Account and the In-Service Distribution Account and of amounts credited for that Distribution Option Period and related earnings.
          4.2. New Eligible Employees. The Plan Administrator may, in its discretion, permit Employees who first become Eligible Employees after the beginning of a Plan Year to enroll in the Plan for that Plan Year by filing a completed and fully executed Enrollment Agreement, in accordance with Section 4.1, as soon as practicable following the date the Employee becomes an Eligible Employee but, in any event, not later than 30 days after such date. Notwithstanding the foregoing, however, any election by an Eligible Employee to defer compensation pursuant to this Section 4.2 shall apply only to such amounts as are earned by the Eligible Employee after the date on which such Enrollment Agreement is filed.
          4.3. Matching Contributions. If the Administrator so elects, Matching Contributions may be credited to a Participant’s Retirement Distribution Account in amount equal to a specified percentage of Compensation that is deferred pursuant to the Plan; provided that Matching Contributions shall only be credited with respect to Compensation that is classified by the Company as base salary. The availability of Matching Contributions in any Plan Year shall be communicated to Participants in advance of the Plan Year.
ARTICLE 5
DISTRIBUTION OPTION ACCOUNTS
          5.1. Distribution Option Accounts. The Plan Administrator shall establish and maintain separate Distribution Option Accounts with respect to a Participant for each Distribution Option Period. A Participant’s Distribution Option Accounts shall consist of the

Retirement Distribution Account and/or one or more In-Service Distribution Accounts. The amount of Compensation deferred pursuant to Section 4.1 or Section 4.2 shall be credited by the Company to the Participant’s Distribution Option Accounts, in accordance with the Distribution Option irrevocably elected by the Participant in the Enrollment Agreement, as soon as reasonably practicable following the close of the payroll period or bonus payment date for which the deferred Compensation would otherwise be payable, as determined by the Plan Administrator in its sole discretion. Any amount once taken into account as Compensation for purposes of this Plan shall not be taken into account thereafter. Matching Contributions, when credited, as determined by the Plan Administrator in its sole discretion, are credited only to the Retirement Distribution Account. The Participant’s Distribution Option Accounts shall be reduced by the amount of payments made by the Company to the Participant or the Participant’s Beneficiary pursuant to this Plan.
          5.2. Earnings on Distribution Option Accounts.
               (a) General. A Participant’s Distribution Option Accounts shall be credited with earnings in accordance with the Earnings Crediting Options elected by the Participant from time to time. Participants may allocate their Retirement Distribution Account and/or each of their In-Service Distribution Accounts among the Earnings Crediting Options available under the Plan only in whole percentages of not less than five percent.
               (b) Investment Options. The deemed rate of return, positive or negative, credited under each Earnings Crediting Option is based upon the actual investment performance of (i) the corresponding investment portfolios of the EQ Advisers Trust, open-end investment management companies under the Investment Company Act of 1940, as amended from time to time, or (ii) such other investment fund(s) as the Company may designate from time to time, and shall equal the total return of such investment fund net of asset based charges, including, without limitation, money management fees, fund expenses and mortality and expense risk insurance contract charges. The Company reserves the right, on a prospective basis, to add or delete Earnings Crediting Options.
          5.3. Earnings Crediting Options. Notwithstanding that the rates of return credited to Participants’ Distribution Option Accounts under the Earnings Crediting Options are based upon the actual performance of the investment options specified in Section 5.2, or such other investment funds as the Company may designate, the Company shall not be obligated to invest any Compensation deferred by Participants under this Plan, Matching Contributions, or any other amounts, in such portfolios or in any other investment funds.
          5.4. Changes in Earnings Crediting Options. A Participant may change the Earnings Crediting Options to which his Distribution Option Accounts are deemed to be allocated subject to such rules as may be determined by the Plan Administrator, provided that except as the Plan Administrator may otherwise determine in light of legal restrictions on changes, the frequency of permitted changes shall not be less than four times per Plan Year. Each such change may include (a) reallocation of the Participant’s existing Accounts in whole percentages of not less than five percent, and/or (b) change in investment allocation of amounts to be credited to the Participant’s Accounts in the future, as the Participant may elect. The effect of a Participant’s change in Earnings Crediting Options shall be reflected in the Participant’s Accounts as soon as reasonably practicable following the Plan Administrator’s receipt of notice of such change, as determined by the Plan Administrator in its sole discretion.
          5.5. Valuation of Accounts. Except as otherwise provided in Section 5.7, the value of a Participant’s Distribution Option Accounts as of any date shall equal the amounts theretofore credited to such Accounts, including any earnings (positive or negative) deemed to be earned on such Accounts in accordance with Section 5.2 and Section 5.4 through the day preceding such date, less the amounts theretofore deducted from such Accounts.
          5.6. Statement of Accounts. The Plan Administrator shall provide to each Participant, not less frequently than quarterly, a statement in such form as the Plan Administrator deems desirable for setting forth the balance standing to the credit of each Participant in each of his Distribution Option Accounts.
          5.7. Distributions from Accounts. Any distribution made to or on behalf of a Participant from one or more of his Distribution Option Accounts in an amount which is less than the entire balance of any such Account shall be made pro rata from each of the Earnings Crediting Options to which such Account is then allocated. For purposes of any provision of the Plan relating to distribution of benefits to Participants or Beneficiaries, the value of a Participant’s Distribution Option Accounts shall be determined as of a date as soon as reasonably practicable preceding the distribution date, as determined by the Plan Administrator in its sole discretion. In the case of any benefit payable in the form of a cash lump sum, the value of a Participant’s Distribution Option Accounts, as determined pursuant to this Section 5.7, shall be distributed. In the case of any benefit payable in the form of annual installments, as of any payment date, the amount of each installment payment shall be determined as the quotient of (a) the value of the Participant’s Distribution Option Account subject to distribution, as determined pursuant to this Section 5.7, divided by (b) the number of remaining annual installments immediately preceding the payment date.
ARTICLE 6
DISTRIBUTION OPTIONS
          6.1. Election of Distribution Option. In the first completed and fully executed Enrollment Agreement filed with the Plan Administrator for each Distribution Option Period, an Eligible Employee shall elect the time and manner of payment pursuant to which the Eligible Employee’s Distribution Option Accounts for that Distribution Option Period will be distributed. Annually, the Eligible Employee shall allocate his or her deferrals between the Distribution Options in increments of ten percent.
          6.2. Retirement Distribution Option. Subject to Section 7.1, distribution of the Participant’s Retirement Distribution Account, if any, shall commence upon (a) the Participant’s Retirement or (b) the Participant’s attainment of age 65, as elected by the Participant in the Enrollment Agreement pursuant to which such Retirement Distribution Account was established or otherwise as permitted under Section 7.1(a).

          6.3. In-Service Distribution Option. Subject to Section 7.2, the Participant’s In-Service Distribution Account for any Distribution Option Period shall be distributed commencing in the year elected by the Participant in the Enrollment Agreement pursuant to which such In-Service Distribution Account was established. Notwithstanding the foregoing, a Participant shall not be entitled to allocate any deferrals to an In-Service Distribution Account for the two Plan Years preceding the Plan Year which includes the date on which such Account is to be distributed and such additional deferrals shall instead be allocated to the Retirement Distribution Account.
ARTICLE 7
BENEFITS TO PARTICIPANTS
     7.1. Benefits Under the Retirement Distribution Option. Benefits under the Retirement Distribution Option shall be paid to a Participant as follows:
               (a) Benefits Upon Retirement.
                    (i) General. In the case of a Participant whose Service with the Employer terminates on account of his Retirement, the Participant’s Retirement Distribution Account shall be distributed in one of the following methods, as elected by the Participant in writing either in the Enrollment Agreement or in a separate election made prior to the date of the Participant’s Retirement: (x) in a lump sum; (y) in annual installments over 5, 10, 15 or 20 years; or (z) by any other formula that is mathematically derived and is acceptable to the Plan Administrator.
                    (ii) Payment of Lump Sums. Any lump-sum benefit payable in accordance with this paragraph shall be paid in the Plan Year following the Plan Year in which the Participant’s Retirement occurs, but not earlier than six months following such Retirement, or, if later, attainment of age 65 as elected by the Participant in accordance with this Section 7.1 or Section 6.2.
                    (iii) Payment of Annual Installments. Annual installment payments, if any, shall commence in the Plan Year following the Plan Year in which the Participant’s Retirement occurs, but not earlier than six months following such Retirement, or, if later, as soon as reasonably practicable following the Participant’s attainment of age 65, as elected by the Participant in accordance with this Section 7.1 or Section 6.2.
               (b) Changes in Forms of Distribution. A Participant may change the election regarding the manner of payment of the Participant’s Retirement Distribution Account by filing a revised Enrollment Agreement prior to the Participant’s Retirement.
               (c) Changes in Timing of Distribution. A Participant may change the election regarding the timing of the distribution to defer the date on which the distribution should commence by filing a revised Enrollment Agreement prior to the Participant’s Retirement.
               (d) Benefits Upon Termination of Employment. In the case of a Participant whose Service with the Employer terminates prior to the earliest date on which the

Participant is eligible for Retirement, other than on account of becoming Disabled or by reason of death, the Participant’s Retirement Distribution Account shall be distributed (i) in a lump sum in the Plan Year following the Plan Year that includes the Participant’s Termination Date, but not earlier than six months following such termination, or (ii) beginning as soon as reasonably practicable in the Plan Year following the Participant’s attainment of age 55, but not earlier than six months following such termination, all as elected by the Participant in the Enrollment Agreement pursuant to which such Retirement Distribution Account was established. A Participant may file a revised Enrollment Agreement prior to termination on which such Participant elects that benefits be distributed in accordance with the preceding subsections (i) or (ii). Notwithstanding the preceding provisions of this subsection (d), the Company may override a Participant’s election and cause a distribution under clause (i) notwithstanding any other election by the Participant.
               (e) Forfeiture. If a Participant who became a participant in the MRC Group, Inc. Profit-Sharing and Savings Plan (the “401(k) Plan”) after January 1, 1997, terminates Service, other than due to Retirement, Disability or death, prior to being credited with five (5) years of service, as determined pursuant to the terms of the 401(k) Plan, all or a portion of the Participant’s Retirement Distribution Account attributable to Matching Contributions shall be forfeited, as follows:

Termination Prior to
Completion of Year	Portion Forfeited
3	100%
4	80%
5	60%
          7.2. Benefits Under the In-Service Distribution Option. Benefits under the In-Service Distribution Option shall be paid to a Participant as follows:
               (a) In-Service Distributions. In the case of a Participant who continues in Service with the Employer, the Participant’s In-Service Distribution Account for any Distribution Option Period shall be paid to the Participant commencing in, but not later than January 31 of, the Plan Year irrevocably elected by the Participant in the Enrollment Agreement pursuant to which such In-Service Distribution Account was established, which may be no earlier than the third Plan Year following the end of the last Plan Year in the Distribution Option Period in which deferrals are to be credited to the In-Service Distribution Account for that Distribution Option Period, in one lump sum or in annual installments payable over 2, 3, 4, or 5 years.
                    (i) Any lump-sum benefit payable in accordance with this paragraph shall be paid in, but not later than January 31 of, the Plan Year elected by the Participant in accordance with Section 6.3.

                    (ii) Annual installment payments, if any, shall commence in, not later than January 31 of, the Plan Year elected by the Participant in accordance with Section 6.3.
               (b) Benefits Upon Termination of Employment. In the case of a Participant whose Service with the Employer terminates prior to the date on which the Participant’s In-Service Distribution Account would otherwise be distributed, other than on account of becoming Disabled or by reason of death, such In-Service Distribution Account shall be distributed: (i) in a lump sum in the Plan Year following the Participant’s Termination Date, (ii) in annual installments commencing on the date such In-Service Distribution Account would otherwise have been distributed, or (iii) in a lump sum on the date such In-Service Distribution Account would otherwise have been distributed, all as elected by the Participant in the Enrollment Agreement pursuant to which such In-Service Distribution Account was established; provided, however, that no distribution shall be made, or commence, earlier than the later of the first day of the Plan Year following such termination or six months following termination. A Participant may file a revised Enrollment Agreement prior to termination on which such Participant elects that benefits be distributed in accordance with the preceding subsections (i), (ii) or (iii). Notwithstanding the preceding provisions of this subsection (b), the Company may override a Participant’s election and cause a distribution under clause (i) notwithstanding any other election by the Participant.
ARTICLE 8
DISABILITY
          8.1. In the event a Participant becomes Disabled, the Participant’s right to make any further deferrals under this Plan shall terminate as of the date the Participant terminates due to Disability. The Participant’s Distribution Option Accounts shall continue to be credited with earnings in accordance with Section 5.2 until such Accounts are fully distributed. For purposes of this Plan, a Disabled Participant will not be treated as having terminated Service. The Participant’s Retirement Distribution Account, if any, shall be distributed to the Participant in accordance with Section 7.1(a), provided, however, that distribution of the Participant’s Retirement Distribution Accounts, if any, shall commence not later than January 31 of the Plan Year immediately following the later of (a) the Plan Year in which the Participant first becomes eligible for Retirement, or (b) the Plan Year in which the Participant first terminated due to Disability. The Participant’s In-Service Distribution Accounts, if any, will be distributed to the Participant in accordance with Section 7.2(a) without regard to the fact that the Participant became Disabled.
ARTICLE 9
SURVIVOR BENEFITS
          9.1. Death of Participant Prior to the Commencement of Benefits. In the event of a Participant’s death prior to the commencement of benefits in accordance with Article 7, benefits shall be paid to the Participant’s Beneficiary, as determined under Section 12.3, pursuant to Section 9.2 or 9.3, whichever is applicable, in lieu of any benefits otherwise payable under the Plan to or on behalf of such Participant.

          9.2. Survivor Benefits Under the Retirement Distribution Option. In the case of a Participant with respect to whom the Company has established a Retirement Distribution Account, and who dies prior to the commencement of benefits under such Retirement Distribution Account pursuant to Section 7.1, distribution of such Retirement Distribution Account shall be made in the manner and at such time as elected by the Participant in the Enrollment Agreement pursuant to which such Retirement Distribution Account was established or as may have been changed by the Participant.
          9.3. Survivor Benefits Under the In-Service Distribution Option. In the case of a Participant with respect to whom the Company has established one or more In-Service Distribution Accounts, and who dies prior to the date on which such In-Service Distribution Accounts are to be paid pursuant to Section 7.2, distribution of such In-Service Distribution Accounts shall be made at such time and in such form as irrevocably elected by the Participant in the Enrollment Agreement pursuant to which such In-Service Distribution Accounts were established.
          9.4. Death of Participant After Benefits Have Commenced. In the event a Participant who dies after annual installment benefits payable under Section 7.1 and/or Section 7.2 from the Participant’s Retirement Distribution Account and/or In-Service Distribution Account has commenced, but before the entire balance of such Accounts has been paid, any remaining annual installments shall continue to be paid to the Participant’s Beneficiary, subject to Section 11.3, at such times and in such amounts as they would have been paid to the Participant had he survived.
ARTICLE 10
EMERGENCY BENEFIT
          10.1. In the event that the Plan Administrator, upon written request of a Participant, determines, in its sole discretion, that the Participant has suffered an unforeseeable financial emergency, the Company shall pay to the Participant from his Distribution Option Account, as soon as practicable following such determination, an amount necessary to meet the emergency, after deduction of any and all taxes as may be required pursuant to Section 12.9 (the “Emergency Benefit”). For purposes of this Plan, an unforeseeable financial emergency is an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence. Cash needs arising from foreseeable events such as the purchase of a house or education expenses for children shall not be considered to be the result of an unforeseeable financial emergency. Emergency Benefits shall be paid first from the Participant’s In-Service Distribution Accounts, if any, to the extent the balance of one or more of such InService Distribution Accounts is sufficient to meet the emergency, in the order in which such Accounts would otherwise be distributed to the Participant. If the distribution exhausts the InService Distribution Accounts, the Retirement Distribution Account may be accessed. With respect to that portion of any Distribution Option Account which is distributed to a Participant as an Emergency Benefit in accordance with this Article 10, no further benefit shall be payable to the Participant under this Plan. Notwithstanding anything in this Plan to the contrary, a Participant who receives an Emergency Benefit in any Plan Year shall not be entitled to make any further deferrals for the remainder of such Plan Year. It is intended that the Plan

Administrator’s determination as to whether a Participant has suffered an “unforeseeable financial emergency” shall be made consistent with the requirements under section 457(d) of the Code.
ARTICLE 11
ACCELERATED DISTRIBUTION
          11.1. Availability of Withdrawal Prior to Retirement. Upon the Participant’s written election, the Participant may elect to withdraw all or a portion of the Participant’s Distribution Option Account at any time prior to the time such Distribution Option Account otherwise becomes payable under the Plan, provided the conditions specified in Section 11.3, Section 11.4. and Section 11.5 are satisfied.
          11.2. Acceleration of Periodic Distributions. Upon the Participant’s written election, the Participant or Participant’s Beneficiary who is receiving annual installment payments under the Plan may elect to have all or a percentage of the remaining annual installments distributed in the form of an immediately payable lump sum, provided the condition specified in Section 11.3 is satisfied.
          11.3. Forfeiture Penalty. In the event of a withdrawal pursuant to Section 11.1, or an accelerated distribution pursuant to Section 11.2, the Participant shall forfeit from his Distribution Option Account from which the withdrawal is made an amount equal to 10% of the amount of the withdrawal or accelerated distribution, as the case may be. The forfeited amount shall be deducted from the applicable Distribution Option Account prior to giving effect to the withdrawal or acceleration. The Participant and the Participant’s Beneficiary shall not have any right or claim to the forfeited amount and the Company shall have no obligation whatsoever to the Participant, the Participant’s Beneficiary or any other person with regard to the forfeited amount.
          11.4. Minimum Withdrawal. In no event shall the amount withdrawn in accordance with Section 11.1 be less than 25% of the amount credited to the Participant’s Distribution Option Account immediately prior to the withdrawal.
          11.5. Suspension from Deferrals. In the event of a withdrawal pursuant to Section 11.1, a Participant who is otherwise eligible to make deferrals under Article 4 shall be prohibited from making any deferrals with respect to the Plan Year immediately following the Plan Year during which the withdrawal was made, and any election previously made by the Participant with respect to deferrals for the Plan Year of the withdrawal shall be void and of no effect with respect to subsequent deferrals for such Plan Year.
ARTICLE 12
MISCELLANEOUS
          12.1. Amendment and Termination. The Plan may be amended, suspended, discontinued or terminated at any time by the Plan Administrator; provided, however, that no such amendment, suspension, discontinuance or termination shall reduce or in any manner adversely affect the rights of any Participant with respect to benefits that are payable or may become payable under the Plan based upon the balance of the Participant’s Accounts as of the effective date of such amendment, suspension, discontinuance or termination.
          12.2. Claims Procedure.
               (a) Claim. A person who believes that he is being denied a benefit to which he is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Plan Administrator, setting forth the claim.
               (b) Claim Decision. Upon receipt of a claim, the Plan Administrator shall advise the Claimant within ninety (90) days of receipt of the claim whether the claim is denied. If special circumstances require more than ninety (90) days for processing, the Claimant will be notified in writing within ninety (90) days of filing the claim that the Plan Administrator requires up to an additional ninety (90) days to reply. The notice will explain what special circumstances make an extension necessary and indicate the date a final decision is expected to be made.
          If the Claimant does not receive a written denial notice or notice of an extension within ninety (90) days, the Claimant may consider the claim denied and may then request a review of denial of the claim, as described below.
          If the claim is denied in whole or in part, the Claimant shall be provided a written opinion, using language calculated to be understood by the Claimant, setting forth:
                    (i) The specific reason or reasons for such denial;
                    (ii) The specific reference to pertinent provisions of this Plan on which such denial is based;
                    (iii) A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary;
                    (iv) Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and
                    (v) The time limits for requesting a review under subsection (c) and for review under subsection (d) hereof.
               (c) Request for Review. Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Plan Administrator review its determination. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Plan Administrator. If the Claimant does not request a review of the initial determination within such sixty (60) day period, the Claimant shall be barred and estopped from challenging the determination.

               (d) Review of Decision. Within sixty (60) days after the Plan Administrator’s receipt of a request for review, it will review the initial determination. After considering all materials presented by the Claimant, the Plan Administrator will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Agreement on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Plan Administrator will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.
          12.3. Designation of Benefit. Each Participant may designate a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant’s death. Such designation may be changed or canceled at any time without the consent of any such Beneficiary. Any such designation, change or cancellation must be made in a form approved by the Plan Administrator and shall not be effective until received by the Plan Administrator, or its designee. If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries shall have predeceased the Participant, the Beneficiary shall be the Participant’s estate. If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.
          12.4. Limitation of Participant’s Right. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company, nor shall it interfere with the rights of the Company to terminate the employment of any Participant and/or to take any personnel action affecting any Participant without regard to the effect which such action may have upon such Participant as a recipient or prospective recipient of benefits under the Plan. Any amounts payable hereunder shall not be deemed salary or other compensation to a Participant for the purposes of computing benefits to which the Participant may be entitled under any other arrangement established by the Employer for the benefit of its employees.
          12.5. No Limitation on Company Actions. Nothing contained in the Plan shall be construed to prevent the Company from taking any action which is deemed by it to be appropriate or in its best interest. No Participant, Beneficiary, or other person shall have any claim against the Company as a result of such action.
          12.6. Obligations to Company. If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Employer, then the Employer may offset such amount owed to it against the amount of benefits otherwise distributable. Such determination shall be made by the Plan Administrator.
          12.7. Nonalienation of Benefits. Except as expressly provided herein, no Participant or Beneficiary shall have the power or right to transfer (otherwise than by will or the laws of descent and distribution), alienate, or otherwise encumber the Participant’s or Beneficiary’s interest under the Plan. The Company’s obligations under this Plan are not assignable or transferable, except to (a) any corporation or partnership which acquires all or substantially all of the Company’s assets or (b) any corporation or partnership into which the Company may be merged or consolidated. A Participant’s or Beneficiary’s interest under the Plan is not assignable or transferable pursuant to a domestic relations order. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s Beneficiaries, heirs, executors, administrators or successors in interest.
          12.8. Protective Provisions. Each Participant shall cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Company may deem necessary and taking such other relevant action as may be requested by the Company. If a Participant refuses to cooperate, the Company shall have no further obligation to the Participant under the Plan, other than payment to such Participant of the then current balance of the Participant’s Distribution Option Accounts in accordance with his prior elections.
          12.9. Taxes. The Company may make such provisions and take such action as it may deem appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or his Beneficiary). Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.
          12.10. Unfunded Status of Plan. The Plan is an “unfunded” plan for tax and Employee Retirement Income Security Act purposes. This means that the value of a Participant’s Distribution Option Accounts is based on the value assigned to a hypothetical bookkeeping account, which is invested in hypothetical shares of investments funds available under the Plan. As the nature of the investment fund which forms the “index” or “meter” for the valuation of the bookkeeping account changes, the valuation of the bookkeeping account changes as well. The amount owed to a Participant is based on the value assigned to the bookkeeping account. MedQuist Inc. may decide to use a “rabbi trust” to anticipate its potential Plan liabilities, and it may attempt to have Plan investments mirror the hypothetical investments deemed credited to the bookkeeping accounts. However, the liability to pay the benefits is MedQuist Inc.’s, and the assets of the rabbi trust are potentially available to satisfy the claims of non-participant creditors of MedQuist Inc.
          12.11. Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.
          12.12. Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of New Jersey, without reference to the principles of conflict of laws.

          12.13. Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.
          12.14. Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may read as the plural and the plural as the singular.
          12.15. Notice. Any notice or filing required or permitted to be given to the Plan Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to MedQuist Inc., 5 Greentree Centre, Suite 311, Marlton, New Jersey 10853, Attention: General Counsel, or to such other entity as the Plan Administrator may designate from time to time. Such notice shall be deemed given as to the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.